Exhibit 99.1

CorMedix Inc. Reports SECOND Quarter AND SIX MONTH 2022 Financial Results and Provides Business Update

Conference Call Scheduled for Today at 8:30 a.m. Eastern Time

Berkeley Heights, NJ – August 11, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the second quarter and six months ended June 30, 2022 and provided an update on recent business events.

Recent Corporate Highlights:

●	CorMedix announced on August 8th that a second Complete Response Letter (CRL) was received from the FDA stating that the DefenCath NDA cannot be approved until deficiencies conveyed to the contract manufacturing organization (CMO) and the supplier of the active pharmaceutical ingredient (API) heparin during inspections are resolved to the satisfaction of FDA.

●	CorMedix has supported the efforts of the CMO to compile robust responses and corrective action plans to inspectional observations the CMO received during the FDA’s recent pre-approval inspection of the CMO for the DefenCath NDA. The CMO is engaging external consultants who are experienced in FDA’s requirements for CGMP compliance to accelerate the implementation of corrective actions.

●	The FDA conducted a recent inspection unrelated to DefenCath at the facility of the company’s heparin supplier, which culminated in the API supplier receiving a warning letter as a result of manufacturing deficiencies for a non-heparin API. The Company’s heparin supplier has advised CorMedix that it has retained an independent CGMP consultant to expedite the implementation of corrective actions and resolve the warning letter as quickly as possible.

●	CorMedix announced that it has entered into an agreement with Alcami Corporation, a US based contract manufacturer with proven capabilities for manufacturing commercial sterile parenteral drug products, which will serve as a manufacturing site for DefenCath. The Company has been working with Alcami over the past several months to transfer the manufacturing process for DefenCath into an Alcami site, and CorMedix expects to be able to submit a supplement to its NDA application around the end of the first quarter of 2023.

●	On August 1st, the Center for Medicare & Medicaid Services (CMS) published in the Federal Register the conditional New Technology Add on Payment (NTAP) reimbursement. The NTAP is conditioned upon the NDA obtaining final FDA approval prior to July 1, 2023, and would take effect in the first calendar quarter following such FDA approval of the NDA. The Company intends to submit a duplicate NTAP application in October of this year with the expectation of preserving eligibility for NTAP should final NDA approval occur after July 1, 2023.

●	Cash and short-term investments, excluding restricted cash, at June 30, 2022 amounted to $64.6 million.

Joe Todisco, CorMedix CEO, commented, “While I am disappointed that we will not receive FDA approval on our PDUFA date, I remain confident in our pathway forward to an FDA approval, once either our existing CMO and API supplier obtain compliance clearance, or we are able to obtain regulatory approval for manufacturing with Alcami. We have sufficient cash on hand to fund operations through at least the next four quarters, and the team is focused on obtaining FDA approval of the DefenCath NDA as quickly as possible. We look forward to providing additional updates as we aim to deliver on our commitment to these patients.”

Second Quarter and Six Month 2022 Financial Highlights

For the second quarter 2022, CorMedix recorded a net loss of $7.6 million, or $0.19 per share, compared with a net loss of $4.6 million, or $0.12 per share, in the second quarter of 2021, an increase of $3.0 million or 65%. The higher net loss recognized in 2022 compared with 2021 included an increase in both SG&A expenses and R&D expenses versus the 2nd quarter of 2021. CorMedix recognized a tax benefit of $0.6 million in the second quarter of 2022 from the sale of our NJ Net Operating Losses compared with a $1.3 million benefit recorded in 2nd quarter of 2021.

Operating expenses in the second quarter of 2022 increased approximately 41% to $8.3 million, compared with $5.9 million in the second quarter of 2021. R&D expense increased approximately 28% to $3.2 million compared with $2.5 million in the second quarter of 2021, mainly due to an increase in costs related to the manufacturing of DefenCath prior to its potential marketing approval. SG&A expense increased approximately 50% to $5.1 million compared with $3.4 million in the second quarter of 2021. This increase was driven primarily by an increase in in costs related to market research studies and prelaunch activities in preparation for the potential marketing approval of DefenCath, and an increase in legal fees mainly due to the securities litigation.

For the six months ended June 30, 2022, CorMedix recorded a net loss of $14.6 million, or $0.38 per share, compared with a net loss of $11.8 million, or $0.32 per share, in the first half of 2021. Operating expenses in the first half of 2022 were $15.3 million, compared to $13.1 million in the first half of 2021, an increase of approximately 17%. This increase was primarily due to costs related to the manufacturing of DefenCath prior to its potential marketing approval, legal fees mainly due to the securities litigation, and personnel expenses.

The Company reported cash and short-term investments of $64.6 million at June 30, 2022, excluding restricted cash. The Company believes that it has sufficient resources to fund operations at least through the third quarter of 2023.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, August 11, 2022, at 8:30AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Thursday, August 11th @ 8:30am ET
Domestic:	1-877-423-9813
International:	1-201-689-8573
Conference ID:	13730940
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter (CRL) from FDA stating that the original NDA could not be approved until deficiencies at the contract manufacturing organization (CMO) were satisfactorily resolved. FDA notified the Company in a second CRL that the refiled NDA could not be approved until satisfactory resolution of deficiencies identified during a pre-approval inspection at the CMO and during an inspection for an unrelated active pharmaceutical ingredient at the manufacturing facility for the heparin supplier for DefenCath. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, CorMedix’s plans to submit a resubmission of its NDA application for DefenCath and the timing of such submission; CorMedix’s plans regarding the submission of a duplicate NTAP and the timing of such submission, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability of the CMO to address the deficiencies identified by the FDA; the ability of the Company’s heparin supplier to address the manufacturing deficiencies identified in the warning letter for non-heparin API; the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA by the end of the first quarter of 2023; the ability to secure final FDA approval prior to July 1, 2023 or obtain CMS approval of a resubmitted NTAP application; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director
LifeSci Advisors
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Net sales	$21,253	$8,191	$28,889	$96,451
Cost of sales	(332)	(14,426)	(1,859)	(75,765)
Gross profit (loss)	20,921	(6,235)	27,030	20,686
Operating Expenses:
Research and development	(3,209,471)	(2,520,203)	(5,497,058)	(5,156,535)
Selling, general and administrative	(5,051,895)	(3,355,790)	(9,802,778)	(7,956,896)
Total Operating Expenses	(8,261,366)	(5,875,993)	(15,299,836)	(13,113,431)
Loss From Operations	(8,240,445)	(5,882,228)	(15,272,806)	(13,092,745)
Other Income (Expense):
Total Other Income (Expense)	49,989	(893)	48,156	(7,314)
Loss before income taxes	(8,190,456)	(5,883,121)	(15,224,650)	(13,100,059)
Tax benefit	585,617	1,250,186	585,617	1,250,186
Net Loss	(7,604,839)	(4,632,935)	(14,639,033)	(11,849,873)
Other Comprehensive Income (Loss):
Total Other Comprehensive Income (Loss)	(10,402)	355	(47,611)	(2,825)
Comprehensive Loss	$(7,615,241)	$(4,632,580)	$(14,686,644)	$(11,852,698)
Net Loss Per Common Share – Basic and Diluted	$(0.19)	$(0.12)	$(0.38)	$(0.32)
Weighted Average Common Shares Outstanding – Basic and Diluted	39,761,754	38,083,842	39,008,590	37,211,233

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Cash, cash equivalents and restricted cash	$49,153,417	$53,551,277
Short-term investments	$15,692,548	$12,149,003
Total Assets	$67,747,703	$68,945,576

Total Liabilities	$6,008,963	$6,147,509
Accumulated deficit	$(260,298,114)	$(245,659,081)
Total Stockholders’ Equity	$61,738,740	$62,798,067

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Month Periods Ended June 30,
	2022	2021

Cash Flows from Operating Activities:
Net loss	$(14,639,033)	$(11,849,873)
Net cash used in operating activities	(12,206,457)	(9,782,326)
Cash Flows from Investing Activities:
Net cash used in investing activities	(3,593,220)	(734,293)

Cash Flows from Financing Activities:
Net cash provided by financing activities	11,415,372	41,757,551
Net (Decrease) Increase in Cash and Cash Equivalents	(4,397,860)	31,236,432
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	53,551,277	42,096,783
Cash and Cash Equivalents and Restricted Cash - End of Period	$49,153,417	$73,333,215

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